EXHIBIT 99.1

                       [LOGO OF FIDELITY FEDERAL BANCORP]


Date:             February 1, 2005

Contacts:         Donald R. Neel, President and CEO           (812) 424-0921
                  Mark A. Isaac, Vice President and CFO       (812) 424-0921


                    FIDELITY FEDERAL BANCORP ANNOUNCES DATES
                          FOR GOING PRIVATE TRANSACTION

The Board of Directors of Fidelity Federal Bancorp (the "Company") (NASDAQ:
FFED) has declared a 1-for-30,000 reverse stock split of its common stock to all shareholders of the Company of record as of February 4, 2005, and effective as of the close of business on February 28, 2005. The Company intends to begin mailing its disclosure document regarding this transaction to all shareholders of record on or about February 7, 2005.

As previously announced on November 10, 2004, the Company is engaging in the reverse stock split in order to reduce the number of shareholders of record to less than 300 so that the Company may deregister its common stock under federal securities laws. In connection with the deregistration of the Company's common stock, the Company will also de-list its shares from the NASDAQ stock market.

The reverse stock split will affect all shareholders of record as of the effective time of the transaction. Those shareholders who own of record fewer than 30,000 shares of Company stock immediately prior to the reverse stock split will cease to be a shareholder of the Company and will be entitled to receive cash in the amount of $1.85 per share for each pre-split share. All shares held by a single nominee will be considered as held by one shareholder of record for purposes of the reverse split. Shareholders who own of record greater than 30,000 shares and who would otherwise hold a fraction of a share following the reverse stock split will receive, in addition to a share or shares, cash in an amount equal to $1.85 per share for each pre-split share that becomes a fractional interest. The Company intends to mail a letter of transmittal to those shareholders promptly following the effective time of the reverse stock split for use in delivering their share certificates to the Company in exchange for the cash payment.

The Company also declared a 2,500-for-1 forward stock split immediately following the reverse stock split. This will effect only those shareholders who continue to hold of record at least one whole share of common stock of the Company following the reverse stock split. The forward stock split is intended to facilitate liquidity for the remaining shareholders.

Under Indiana law and the Articles of Incorporation of the Company, the Board of Directors of the Company may conduct both the reverse stock split and the forward stock split without the approval of the shareholders. Accordingly, the Company is not seeking any approval of the shareholders in connection with either the reverse stock split or the forward stock split. Details of the transaction can be found in the Company's Rule 13E-3 Transaction Statement (the "Schedule 13E-3") filed with the SEC. The disclosure document which is being mailed to shareholders is also filed with the SEC as an Exhibit to the Schedule 13E-3, and both can be obtained free of charge on the SEC's website www.sec.gov.

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About Fidelity Federal
----------------------

The Company is a unitary savings and loan holding company headquartered in Evansville, Indiana (NASDAQ:FFED). Its savings bank subsidiary, United Fidelity Bank, fsb, maintains four locations in Evansville and one in Warrick County. For more information about the Company, visit our website at www.unitedfidelity.com. The Company's stock, which is quoted on NASDAQ under the symbol FFED, closed on February 1, 2005 at $1.81.

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.




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